Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Cardtronics plc:
We consent to the incorporation by reference in the registration statements (Nos. 333-149244, 333‑149245, and 333-168804) on Form S-8 of Cardtronics plc of our reports dated March 2, 2020, with respect to the consolidated balance sheets of Cardtronics plc as of December 31, 2019 and 2018, and the related consolidated statements of operations,  comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10‑K of Cardtronics plc.
Our report on the consolidated financial statements refers to a change in the method of accounting for leases in 2019 and the method of accounting for revenue recognition in 2018.
/s/ KPMG LLP
Houston, Texas
March 2, 2020